   Exhibit 99.1

ImageWare Systems, Inc.

First Quarter 2019 Results Conference Call

May 9, 2019

C O R P O R A T E      P A R T I C I P A N T S

Wayne Wetherell, Senior Vice President of Administration and Chief Financial Officer
Jim Miller, Chairman and Chief Executive Officer
David Somerville, Senior Vice President of Sales and Marketing

C O N F E R E N C E      C A L L      P A R T I C I P A N T S

Stan Kaplan, Private Investor

P R E S E N T A T I O N

Operator:

Good afternoon, everyone, and thank you for participating in ImageWare Systems’ year end financials results and corporate update call to highlight the Company’s progress since its last quarterly update on November 14, 2018.

Joining us today are ImageWare Systems’ Chairman and CEO, Mr. Jim Miller, and the Company’s CFO, Mr. Wayne Wetherell. Also joining our call today will be Mr. David Somerville, Vice President of Sales and Marketing. Following those remarks, we’ll open the call for your questions.

Any statements made on this call that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if,” “should” and “will,” and similar expressions as they relate to ImageWare Systems, Inc. are intended to identify such forward-looking statements. ImageWare may from time to time update these publicly announced projections, but is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results.

For a discussion of such risks and uncertainties, please see Risk Factors in ImageWare’s annual report on Form 10-K for the fiscal year ended December 31, 2018, its quarterly report on Form 10-Q for the quarter ended September 30, 2018, and other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

I’d like to remind everyone that this call will be available for replay through May 16, 2019, starting at 7:30 p.m. Eastern Time tonight. A webcast replay will also be available for 90 days on the Company’s website at www.iwsinc.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of ImageWare Systems, Inc. is strictly prohibited.

Now, I’ll turn the call over to Wayne Wetherell, CFO of ImageWare Systems. Please go ahead, sir.

Wayne Wetherell:

Thank you, Operator, and welcome to those of you joining our call today. Our financial results are available in the recently published news release and Form 10-Q. For context on today’s call, I’ll provide a brief summary of those results.

Revenue for the quarter ended March 31, 2019 increased to $931,000, compared to $716,000 for the same period in 2018. The revenue for both quarters primarily reflect our legacy business. Gross profits for the quarter were $727,000, compared to $468,000 in the same quarter of 2018. Gross margins for the quarter increased to 78%, compared with 65% in 2018. The first quarter net loss from continuing operations was $3.6 million, compared to $3.6 million for the same quarter of 2018. We ended the quarter with cash of $2.9 million. In late April, we completed a $6.55 million registered direct offering of our common stock.

This concludes my financial summary. I’ll now turn the call over to Jim for the progress update on our business strategy.

Jim Miller:

Thanks, Wayne. Good afternoon to you all. I’m pleased to have the opportunity to speak with you today. Once again, I’m going to start by noting that most of you are already familiar with our technology overview and with what our patented, highly scalable, multimodal biometric technology does, how it’s different from and superior to other competing technologies and why it’s needed.

We’ve been busy at IWS, and with the debut in March of our Digital Identity Platform, we now have much more to offer. With the creation of the Digital Identity Platform, we have the ability to create the digital identity record, which, by the way, once created, can be used or federated, with permission, across any number of other use cases. We also have the ability to biometrically authenticate those created identities on any devices you use, which is the only reliable way to authenticate that you are really you, and we allow our users to manage those identity files, a one-stop shop for all of those products with the world’s best patented biometric authentication at its heart.

For those of you who would like to drill down onto that information one-on-one, our IR Team is available to speak with you, or you can visit our website at iwsinc.com, which I think you will find extremely informative.

We are the only Company that offers true anonymous biometric security. We do this by employing a technique we developed and patented to separate biometric matching from personal information, so that in the remote event of any security issue, an intruder would only have access to useless biometric templates without knowing who they belong to. With our portfolio of patents, 22 issued and 25 pending, for cloud-based anonymous storage, transmission and matching of multimodal biometrics, only ImageWare can provide the ultimate level of authentication assurance, security and privacy.

Those of you who have been following biometric technology for any length of time know that the market is significantly different from what it was and where it was just months ago. From the perspective of some of our new potential customers, they sometimes perceive that we just invented something new and earth-shattering, but in fact, it’s not that at all. It’s really that the market has caught up with the need for fully vetted digital enrollment, coupled seamlessly with multimodal biometric technology. In fact, we are now being reapproached by potential customers we’ve contacted previously who tell us, in essence, that they just didn’t get it in prior conversations, or simply weren’t ready to go to market back then. All of that is now changing.

In recognition of this new market reality, we’re going to have an expanded format for today’s call, which will provide you a perspective from the viewpoint of David Somerville, our Senior Vice President of Sales and Marketing, who will give you a broadened perspective on where we are and what we have to look forward to. Dave will give you his perspective on the current state of the market and an overview of the increase in our sales pipeline and activity, and I’m sure you will keep in mind the limitations he has with regarding providing certain project specifics. When Dave has completed his comments, I’ll bring you current on certain projects that we’ve talked about in our last call, which was just six weeks ago.

With that, it’s my pleasure to introduce to you Mr. David Somerville, our Senior Vice President of Sales and Marketing at ImageWare. David?

David Somerville:

Thank you, Jim. It’s my sincere pleasure to provide everyone an update and my perspective to date.

As all of you know, sales success is the result of many, many factors, and, in my experience, the most important ones are market readiness, product readiness, and having the right team and strategies in place to capitalize on the opportunity. This framework will provide the context to my update and my view of the road ahead. In short, the identity market is hot, and getting hotter. I’m increasingly optimistic about IWS’ ability to capitalize in this high-growth market, and here are some of the reasons why.

Firstly, current cybersecurity defense initiatives remain ineffective against the bad guys and the number one attack vector, i.e., stolen passwords or compromised credentials, with data breaches and associated costs nearly reaching over $4 million globally per breach. Even with improved password defenses, such as two-factor, the attacks continue to happen and outwit these rudimentary techniques.

Secondly, the transformation of our businesses globally towards a digital economy and the never-ending drive for increased automation, leveraging cloud, artificial intelligence, IoT require the strongest digital identification and authentication solutions as a cornerstone for all of these initiatives.

Lastly, the regulatory environment is changing rapidly, as well, and laws to protect consumer data, such as GDPR in Europe, now have teeth. There are significant penalties for noncompliance, where these significant penalties are causing a shakeup to the business world around the globe and a business driver to better protect customer data.

All of these market factors are creating the perfect storm for IWS. The market now recognizes that identity is the new security parameter, traditional defenses are no longer considered adequate to fully protect the enterprise and their end customers, and the market is now starting to realize that the new digital economy is now enabled by digital identity proofing and authentication provided by our Digital Identity Platform and that multimodal biometrics are the only reliable and secure way to enable that digital future.

Let me now share an update on our team. I’ve made a few key hires and appointments within the IWS Sales and Marketing Team to help us drive and execute on the market opportunity. Firstly, we have appointed a VP of Marketing to drive visibility of the IWS brand and solutions across all major social and media channels globally. In addition, we have appointed an SVP of Strategic Business Development to further develop and drive our strategic partnerships and sales into OEM, global consulting firms, money security providers and global channels. Finally, I’ve appointed a head of customer success to ensure our pre-sales and post-sales engineering execution is flawless. I’ll continue to provide updates as we progress with key hires globally. All of these key appointments are already showing effect, with increase in inbound interest and progress with new business and partner opportunities.

In summary, I’m very confident and excited we’ll start to see revenue growth throughout 2019, and beyond. We are highly engaged right now closing some significant new business for IWS this quarter, and beyond, across all verticals globally. We also expect to expand our go-to-market partnerships throughout the remainder of this year. Our pipeline has never been healthier and continues to grow, and I look forward to sharing further updates as we make progress.

Now, I’ll hand back over to Jim for his concluding remarks.

Jim Miller:

Thanks, David. As Dave said to you, identity is the new security parameter. Now, for all the money invested in firewall and threat detection systems, it turns out that the leading suspect in the vast majority of all data breaches is the inherently faulty PIN and password, and as that realization reverberates throughout the industry, we’re now seeing new and, in some cases, renewed interest in our product suite. You need a fully vetted identity to enroll in a system and then you need to reliably and quickly authenticate that identity time after time. With the March introduction of the IWS Digital Identity Platform, we now have those products all from one vendor, ImageWare.

Now, let’s talk about what’s going on with sales and business development areas since our last call. This year has seen an increase in demand for our solutions from all industry sectors, including our traditional business in government and law enforcement, and now into the enterprise space directly and via our continuously expanding partner ecosystem.

In our February 8-K filing, we disclosed that we had entered into a definitive agreement with a global financial services provider to provide multimodal biometric authentication solutions for a healthcare application. Under the agreement, our GoVerifyID mobile biometric solution will be part of a system used to help ensure compliance with mandates under the 21st Century Cures Act, which requires all states to implement electronic visit verification, or EVV as it’s known, for patients, which will create a digital record of the care provider and authenticate the care provider and the patient. Our new customer is still set to commence the use of the product in production, now commencing June 1, at which point we will generate revenues under the agreement. Over time, their plan is to use the product in other states where they are under contract to provide this service. EVV is mandated by federal law for personal care services under Medicare. Our customer will use GoVerifyID to authenticate home health care services provided under Medicare. Using both biometrics and GPS on a laptop or mobile device, our product helps authenticate that care was provided by a specific person at a specific location and at a specific time, and it will allow access to electronically stored medical records which can be protected under HIPAA by a biometric authentication.

Last quarter, we disclosed that we entered into a five-year license agreement with Contactable to resell our biometric products, which have been fully integrated as part of their product offering. Through Contactable, ImageWare has been awarded a contract to provide the biometric authentication as part of the services provided to a major multinational mobile telecommunications company. The initial phase of this agreement is for a specific geographic region which has approximately 30 million mobile customers, with additional phases anticipated. I’m still precluded from discussing price points for the moment; however, the size of the contract will yield material results for IWS as we move through the various phases of implementation, and as I said on our call six weeks ago, we expect deployment of revenues to commence in the second half of this year.

This is the first of its kind mammoth undertaking. The mobile carrier is in the process of evaluating how to move forward with a first-of-a-kind deployment to such a large number of users. Do they decide to enroll in phases or collect all enrollment data and then flip the on-switch for all users at once? Our revenue begins when customers use their biometric data for authentication, which is after the data has been collected and enrolled. As we said on our last call, the carrier will have a mandatory phase-in period for all existing customers, and, of course, biometrics will be the new standard operating procedure for all new customers. This particular carrier has several hundred million subscribers worldwide, so this opportunity is expected to be a needle-moving game changer for our Company.

The project also provides us for the first time with world-class private sector references for our products to stand alongside our world-class government references, such as the Canadian TSA, the U.S. Veterans Administration, the state of Arizona, and Los Angeles World Airports. We have lacked those large reference customers in our private sector business and now we have them. The business from our partnership with Contactable, with mobile communications carriers, puts ImageWare on the path toward profitability, and we continue to anticipate new transactions in the pipeline, that we expect to announce in the second quarter.

Last week, we kicked off our product integration with ForgeRock, a leader in identity and access management, at their national sales event. ForgeRock has named us one of their preferred partners to take to market, and we and they are in the process of commencing the marketing and sales efforts for our joint products. Needless to say, we continue to be excited about the possibilities inherent working with them.

Regarding Fujitsu and MedClick, which you’ll recall is the private label version of our pillphone application, we continued our work with Fujitsu and their partners on securing a large reference. While there’s a fair amount of activity here, there is no update from our March report at the moment. We have deployed the initial phase for the Canadian financial institution which we sold last year with Fujitsu. A bit of internal reorganization is going on at Fujitsu at the moment, but we continue to support their efforts to target and close opportunities for their Biometrics-as-a-Service product, which, as you know, they licensed to us on an OEM basis—excuse me, licensed from us on an OEM basis.

As you know, IBM selected ImageWare to provide the biometric authentication software for the next-generation Canada TSA restricted access identity control product. This is a $2.8 million order. During the first quarter, we made additional software deliveries of approximately $600,000. Unfortunately, we are under certain accounting rules and only able to recognize approximately 25% of that amount. This is a standard practice when accounting for large projects where we are just a portion of a larger effort. The good news is that our Engineering Team has this project going along quite well and we will be able to recognize all of this, and the remaining approximately $1.2 million in revenues, during this calendar year.

Finally, we recently completed a private placement, which raised $6.5 million in gross proceeds, with institutional investors. We expected that his financing will take us to cash flow positive status.

In our last call, we were asked if ImageWare would hold an Annual Shareholders’ Meeting and the answer is an emphatic yes. We have committed to hold an Annual Meeting this fall or sooner. Because of the majority of shares of ImageWare are held by a small number of people, historically, the need for an Annual Meeting was not needed as much, as in normal situations. Annual Meetings are not inexpensive. They include legal, accounting and transfer agent fees, and we have typically directed those funds to better use elsewhere. However, that said, we are very much looking forward to our upcoming meeting.

Now, I’d like to turn this call back over to James for some questions and answers.

Operator:

Thank you. Jim Miller and Wayne Wetherell are available to take your questions. If you’d like to ask a question, please signal by pressing star one on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We ask that you limit yourself to one question and one follow-up question. Again, press star one to ask a question, and we’ll pause for just a moment to allow everyone an opportunity to signal for questions.

We’ll take our first question today from Stan Kaplan (phon).

Stan Kaplan:

Hi, guys. I’d like to understand the potential revenue stream a little bit more closely. First of all, how much revenue do we need to bring in each month to breakeven?

Wayne Wetherell:

We need between $4 million and $5 million on a quarterly basis, so somewhere a little over $1 million a month would get us there.

Stan Kaplan:

Okay. So, taking into account current revenues, what’s the gap currently? If revenues stay the same—let’s just talk about the next few months—what would the shortfall be?

Wayne Wetherell:

If they stayed the same, Stan, from the just reported quarter?

Stan Kaplan:

That’s correct.

Wayne Wetherell:

You’re talking about the shortfall, like in cash …

Stan Kaplan:

Right.

Wayne Wetherell:

… in a quarter?

Stan Kaplan:

Yes, from the—obviously, we have some revenues, an let’s just subtract that from what our breakeven needs to be. So, what’s the gap there?

Wayne Wetherell:

It’s approximately $3 million, a little over $3 million. Assuming we’re going to be at what we’ve been in this past year, we’re somewhere in the neighborhood of $1 million, a little over $1 million, a quarter. So, that means we’re about $3 million short for that $4 million, $4 million to $4.5 million breakeven.

Stan Kaplan:

Okay. Of our existing customers that are generating revenue, how many do we have that have a fairly high probability of making up that gap in the next six months, let’s say?

Wayne Wetherell:

Well, I’m trying to understand “of our existing customers.” Well, there’s a number of those customers that could make up that gap.

Stan Kaplan:

On their own, individually?

Wayne Wetherell:

Yes, on their own. Yes, absolutely. I mean, it all depends, Stan, on the pace of their roll-out of the product. If they decide to move the pace quicker, or they decide to, as sometimes people do, take Phase 1 and 2 and compress it into one phase instead of two, the roll-out, the assumptions for revenue, all change, sometimes dramatically. The reality of that is, when we’re licensing product to partners, as we’ve talked about frequently on these calls, we don’t have the ability to direct that. That’s one of the consequences, if you will, of dealing in a partner model. You license it to a partner and then you really have to go with that partner as they navigate their own end users and get to roll-out, and roll-out, as we just talked about in our remarks here, means revenue.

Operator:

Thank you. At this time, there are no further questions. I’ll turn the conference over to Mr. Jim Miller for any additional or closing remarks.

Jim Miller:

Thanks, James. From recent conversations I’ve had with a number of longer term ImageWare investors, it seems like they’re beginning to believe, along with all of us at the ImageWare Team, that the market we thought we were addressing three and four years ago is finally here now. Specific evidence can be seen in the two transactions we made in filings two months ago. More evidence is seen and heard every day on the financial news. Identity, truly, is the new security. We have meetings almost every day with potential customers who’ve now come to that conclusion. Now, it won’t be obvious to everyone by tomorrow, but as one-by-one we enter into agreements with companies and provide services to those who have searched everywhere and conclude that ImageWare has the best platform to work with, both ImageWare and our investors will reap the benefits. This is no longer just a single opinion.

As always, we appreciate your support, as well as your taking the time for today’s call, and we look forward to speaking with you on our next one. Good afternoon, and have a good evening to everyone.

Operator:

That will conclude today’s conference call. Thank you for your participation.